Exhibit 99.1

Kymera Announces Expansion of KT-474 (SAR444656) HS and AD Phase 2 Studies Following Interim Review of Safety and Efficacy

Watertown, Mass. (July 8, 2024) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of small molecule medicines using targeted protein degradation (TPD), today announced that following a review of preliminary KT-474 safety and efficacy data by an Independent Data Review Committee, Sanofi has informed Kymera that it intends to expand the ongoing Hidradenitis Suppurativa (HS) and Atopic Dermatitis (AD) Phase 2 trials to more rapidly progress towards pivotal studies.

“We are pleased that Sanofi has taken steps to expand these studies, as we are firm believers in the potential for KT-474 to address significant unmet needs with large market potential,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “This expansion, supported by the results of the interim analysis, is intended to accelerate overall timelines and inform future registrational trials. We look forward to sharing further information as it is available, including trial designs and updated timing for the expanded Phase 2 data readouts.”

About KT-474 IRAK4 Degrader

KT-474 (SAR444656) is a first-in-class IRAK4 degrader in development for the treatment of immune-inflammatory diseases with significant patient need, such as hidradenitis suppurativa (HS), atopic dermatitis (AD), and potentially others. IRAK4 is a key protein of the myddosome complex that mediates signaling through IL-1 and toll-like receptors, which play a crucial role in initiating the immune response against invading pathogens. IRAK4 is a scaffolding kinase that acts at the interface of the innate and adaptive immune responses with a variety of functions depending on its kinase activity and scaffolding function. Eliminating IRAK4 completely through degradation impacts both the kinase and scaffolding functions, therefore having the potential to achieve a broad, well-tolerated, anti-inflammatory effect providing a novel therapeutic approach for a variety of immune-inflammatory diseases. KT-474 was the first heterobifunctional small molecule protein degrader to enter clinical development for immunological diseases. Sanofi, which is collaborating with Kymera on the development of KT-474 outside of the oncology and immuno-oncology fields, is conducting randomized, placebo-controlled Phase 2 clinical trials of KT-474 in both HS and AD.

More information on the Phase 2 studies in HS (NCT06028230) and AD (NCT06058156) can be found at www.clinicaltrials.gov.

About Kymera Therapeutics

Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on delivering oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Kymera is also progressing degrader oncology programs that target undrugged or poorly drugged proteins to create new ways to fight cancer. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X (previously Twitter) or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements by Kymera Therapeutics regarding its: strategy, business plans and objectives for its clinical programs for KT-474; plans and timelines for the preclinical and clinical development of its product candidates, including the therapeutic potential, clinical benefits and safety thereof; expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials of KT-474; Sanofi’s intent to expand the Phase2 clinical trials of KT-474; the ability to initiate new clinical programs; and Kymera’s financial condition and expected cash runway into the first half of 2027. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the timing and anticipated results of our current and future preclinical studies and clinical trials, supply chain, strategy and future operations; the delay of any current and future preclinical studies or clinical trials or the development of Kymera Therapeutics’ drug candidates; the risk that the results of current preclinical studies and clinical trials may not be predictive of future results in connection with current or future preclinical and clinical trials, including for KT-474; Kymera Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Kymera Therapeutics’ planned interactions with regulatory authorities; obtaining, maintaining and protecting its intellectual property; the risks associated with pandemics or epidemics; and Kymera Therapeutics’ relationships with its existing and future collaboration partners. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in the Quarterly Report on Form 10-Q for the period ended March 31, 2024, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics’ subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Contact:

Justine Koenigsberg

Vice President, Investor Relations

investors@kymeratx.com

media@kymeratx.com

857-285-5300